Exhibit 10.25

CONTRACT No. SHI-SFS-03001

18 December 2003

FOR

THERMAL CONDITIONING SERVICE

FOR GRANADA CRYSTALLIZATION FACILITIES

BETWEEN

VJF RUSSIAN CONSULTING, LTD.

5521 Grand Lake

Bellair, TX 77402

AND

SPACEHAB, INCORPORATED

12130 Highway 3, Building 1

Webster, Texas USA 77598

Contract No. SHI-SFS-03001

18 December 2003

SPACEHAB, Inc. (SHI), with offices at 12130 Highway 3, Building 1, Webster, Texas 77598-1504 (hereinafter SHI) and VJF Russian Consulting, Ltd. (VJF), with offices at 5521 Grand Lake, Bellaire, TX 77401 (hereinafter VJF)

Individually and together referred to as Party or Parties respectively, have entered into this Contract (Contract) as follows.

Article 1. Subject of the Contract

Pursuant to the terms and conditions of this Contract, VJF shall provide and SHI shall pay to procure thermal conditioning service for up to nine Granada Crystallization Facilities (GCFs) using the Thermal Biological Universal (TBU) Incubator or other thermal conditioning means aboard the Service Module (SM) of the International Space Station (ISS) Russian Segment (RS).

Principal requirements of the Service are provided in the Statement of Work provided as Attachment 1.

Article 2. Period of Performance

2.1	The period of performance for this Contract shall be from the December 18, 2003 through January 31, 2006 and shall include the receipt of final payments as provided in Article 4.

2.2	The period of performance for this Contract may be extended by mutual written agreement of the Parties.

2.3	Completion of this Contract does not terminate obligations of SHI and VJF to comply with Article 9 and Article 15.

Article 3. Contract price

The firm fixed price to be paid for the effort performed under this Contract is $2,650,000 USD (Two Million, Six Hundred Fifty Thousand United States Dollars).

The Parties agree that the Contract price shall include the following expenses:

•	delivery of all required documentation and original Acts on Completion and Acceptance of Work via express mail

•	obtaining customs clearance and necessary approvals required by Russian government agencies

•	travel of VJF and its subcontractors

Article 4. Milestone Payment Schedule

All payments under this Contract shall be made upon receipt of a complete invoice from VJF in accordance with the payment schedule below:

Contract No. SHI-SFS-03001

18 December 2003

	Milestone	Payment Date	Payment Amount {USD)
1	Reservation Agreement	December 19, 2003	$1,060,000
2	Pre-Flight Guarantee	April 30, 2004	$250,000
3	Launch of TBU and GCF Unit 1	July 15, 2004	$250,000
4	GCF Mission 1 (GCF experiment #4) Completion of Operations	November 15, 2004	$350,000
5	GCF Mission 2 (GCF experiment #4) Completion of Operations	May 15, 2005	$370,000
6	GCF Mission 3 (GCF experiment #5) Completion of Operations	November 15, 2005	$370,000

Article 5. Payment

5.1	VJF shall submit invoices upon completion of each milestone in accordance with the Milestone Payment Schedule identified in Article 4 of this Contract.

5.2	All payments shall be made in United States Dollars 30 days from receipt of properly submitted VJF invoice.

Article 6. Technical Direction

6.1	Steve Brock is assigned as SHI project manager and is authorized to provide technical direction for this contract.

Article 7. Hardware and Documentation Delivery

7.1	The deliverable documentation under this Contract is provided in Section 3, Deliverables, of the Statement of Work.

7.2	The delivery of documentation shall be made to the following address:

SPACEHAB, Inc.

12130 Highway 3,

Webster, TX 77598, USA

Article 8. Technology Export Control

In the event that export/import of hardware or documentation containing any technologies or technical data subject to export/import restrictions imposed by any government organization binding on either Party is required, the Party that is subject to such restrictions shall seek all necessary approvals and licenses, and the other Party agrees to assist it. Approval of the providing party shall be required prior to the re-export of any hardware or documentation provided under this Contract.

Contract No. SHI-SFS-03001

18 December 2003

Article 9. Intellectual Property Rights

9.1	All Intellectual Property utilized in the performance of this Contract shall remain the exclusive property of the party(s) who had the rights in the IP prior to this Contract.

9.2	Any Intellectual Property first conceived, reduced to practice or developed during the Contract Term by employees or consultants of any party shall be owned by such party.

9.3	Any Intellectual Property jointly developed by the employees or consultants of the Parties shall be the joint property of the parties.

Article 10. Document Translation

10.1	All textual documents provided by VJF shall be in Russian.

Article 11. Excusable Delays

11.1	VJF shall not be held liable for any damage, loss, or failure to perform obligations hereunder if it was caused by an occurrence of extraordinary events that took place after the Contract execution, such as flood, fires, earthquakes, storms, epidemics, adverse weather conditions at the launch site, quarantine, war, military actions, armed conflicts, riots, sabotage, acts of terror, embargo, siege, strikes or any labor conflicts, sovereign acts by the Government of the Russian Federation or any Russian governmental/federal authorities, as well as any Government and/or governmental/federal authority of the ISS Partner States, as well as cancellations or delays of the ISS Russian Segment assembly sequence and/or any spacecraft launch dates in support of the ISS Program, and any other activities that cannot be controlled, foreseen or prevented through all available means by VJF (hereinafter “Force Majeure”).

11.2	If VJF is prevented from, or delayed in performing any of its obligations under this Agreement by a Force Majeure Event, VJF shall promptly notify SHI by telephone (to be confirmed in writing within fifteen (15) days of the inception of the delay) of the occurrence of a Force Majeure Event and describe, in reasonable detail, the circumstances constituting the Force Majeure Event and of the obligations, the performance of which are thereby delayed or prevented, together with a good faith estimate of a revised completion date.

11.3	The period of performance of the Contract shall be extended by the duration of the Force Majeure Event and the time required for the correction of its consequences provided conditions of Article 11 hereof are met. If required, the Parties may agree to implement changes to the Contract price.

11.4	The Parties further agree that the waiver of liability with respect to VJF similar to that described above shall be also applicable when the Contract performance in whole or in part is delayed due to SHI’s failure to fulfill its obligations hereunder due to a Force Majeure Event.

11.5	In the occurrence of the event described in paragraph 11.1, VJF shall be entitled to such extension of the period of performance as may be required under the

Contract No. SHI-SFS-03001

18 December 2003

circumstances, but under no circumstances shall the extension of the period of performance exceed the duration of the Force Majeure Event.

11.6	If the duration of a Force Majeure Event exceeds 6 (six) months, each Party may terminate this Contract by providing a written notification to the other Party. In this event, neither Party shall be held responsible for any damage and/or losses that one of the Parties may incur in relation to this termination.

Article 12. Cross-Waiver of Liability

12.1	In carrying out this Agreement, the parties recognize that all participants are engaged in the common goal of meaningful exploration, exploitation and utilization of outer space. In furtherance of this goal, the parties hereto agree to a no-fault, no-subrogation, inter-party waiver of liability pursuant to which each party agrees not to bring claims in arbitration or otherwise against or sue the other party or other customers of SHI, and agrees to absorb the financial and any other consequences arising out of damage to its own property and employees as a result of participation in performance of this Contract, irrespective of whether such damage is caused by SHI or VJF regardless of whether such damage arises through negligence or otherwise.

12.2	The parties agree to extend the waiver as set forth in Section 12.1 above to the other party’s contractors and subcontractors at every tier, as third party beneficiaries, for activities associated with the performance of this Contract.

12.3	The parties intend that the inter-party waiver of liability set forth above be broadly construed to achieve the intended objectives as set forth in Article 16 of the Intergovernmental Agreement Concerning Cooperation on the Civil International Space Station dated January 29, 1998.

12.4	Notwithstanding any other provisions herein, to the extent that a risk of damage is not dealt with expressly in this Contract, SHI’s and VJF’s liability under this Contract, whether or not arising as a result of an alleged breach of this Contract, shall be limited to direct damages only and shall not include any loss of revenue, profits or other indirect or consequential damages.

12.5	In the event a third party claim is asserted against SHI or VJF as a result of patent infringement, use of proprietary data, or damage, including claims of their respective contractors or subcontractors, arising from or in connection with the Services provided by VJF under this Contract, SHI and VJF each agree to give prompt notice to the other of any such claim and agree to provide each other with any assistance practicable in the defense against such claim. If a claim asserted against one party is a claim under this Contract, the party who has agreed to indemnify shall have the right to intervene and defend, the right to control litigation of, and the right to determine the appropriateness of any settlement related to such claim.

Contract No. SHI-SFS-03001

18 December 2003

Article 13. Governing Law

All provisions herein and performance hereunder shall be governed by the laws of the State of Texas without reference to the conflict of laws provisions thereof.

Article 14. Disputes

Any dispute that arises under or is related to this contract that cannot be settled by mutual agreement of the Parties may be decided by a court of competent jurisdiction. Pending final resolution of any dispute, VJF shall proceed with performance of this contract according to SHI’s instructions so long as SHI continues to pay amounts not in dispute.

Article 15. Confidentiality

SPACEHAB, Inc. and VJF shall abide by the Confidentiality and Nondisclosure Agreement between the Parties dated 4 December 2003.

Article 16. Termination

16.1	Either Party may terminate this Contract for cause if the other party breaches any of its material obligations under this Contract and fails to cure such breach within sixty (60) days following receipt from the other Party of a written notice of such material breach; provided, however, that in the case of a material breach that cannot with reasonable diligence be cured within a period of sixty (60) days, the period of time after receipt of such notice within which the defaulting party may cure the breach shall be extended for such additional period as may be necessary for one working with reasonable diligence to cure the breach, subject to the provisions of the next sentence. In no event shall the aggregate cure period be longer than six (6) months after the date that the written notice of material breach was first received, and the extended cure period shall only be available so long as the defaulting party promptly begins to work to cure such breach, expeditiously develops a cure plan, provides the non-defaulting party with a copy of the plan, reports regularly to the non-defaulting party upon its progress, and continues to work diligently and continuously to cure the breach.

16.2	(a) SHI may terminate this Contract for convenience at any time by delivering to VJF a written Notice of Termination specifying the intent to terminate 30 days prior to termination.

(b) In the event of termination, SHI will pay VJF actual costs, up to the maximum amount to be paid under this Contract as defined in Article 3, for all completed work through the date of termination plus reasonable costs incurred in terminating the Contract.

VJF shall deliver to SHI any deliverable items, whether or not complete, identified herein.

16.3	Anything herein to the contrary notwithstanding, in the event of the bankruptcy of either VJF or SHI, then this Contract shall terminate upon written notice thereof provided by the other party to such party.

16.4	Termination of this Contract does not terminate obligations of SHI and VJF to comply with Article 9 and Article 15.

Contract No. SHI-SFS-03001

18 December 2003

Article 17. Changes

SHI and VJF may at any time make mutually agreed upon changes to this Contract. All agreed upon changes shall be in writing and executed by both parties.

Article 18. Notices

18.1	All documentation incorporated in this Contract shall be in written form and sent via express mail, or electronic mail to the addresses specified below.

18.2	The date upon which any such communication is received by the addressee via express mail or by electronic transmission shall be the effective date of such communication.

18.3	Each Party shall promptly notify the other in the event of any change in their respective addresses.

18.4	The addresses of SHI and VJF are as follows:

For correspondence sent to SHI:

SPACEHAB, Inc.

12130 Highway 3,

Webster, TX 77598, USA

Fax: (713)558-5966

E-mail: nwilbanks@spacehab.com

For correspondence sent to VJF:

VJF Russian Consulting, Ltd.

5521 Grand Lake

Bellaire, TX 77401

Fax: (713)432-0684

E-mail: fishel@vjfrc.com

Article 19. Provisions for Execution

VJF and SHI shall execute two (2) original copies of this Contract, one original for each party.

Article 20. Entire Agreement

This Agreement, including any Attachments, constitutes the complete Contract and understanding with respect to the subject matter hereof between the parties.

SPACEHAB, Inc.		VJF Russian Consulting, Ltd.

By:	/s/ NELDA WILBANKS	By:	/s/ VLADIMIR FISHEL
Name:	Nelda Wilbanks	Name:	Vladimir Fishel
Title:	Dir, Subcontracts	Title:	President

Date:	30 June 2004	Date:	01-30-04

Contract No. SHI-SFS-03001

Statement of Work (SOW) and Deliverables

1.	General Description of VJF RC Services

VJF RC will provide thermal conditioning service for three Granada Crystallization Facilities (GCFs) using the Thermal Biological Universal (TBU) Incubator aboard the Service Module (SM) of the International Space Station (ISS) Russian Segment (RS). This service will support three protein crystallization experiments in microgravity which are owned by the Japanese Aerospace Exploration Agency (JAXA).

2.	Responsibilities of VJF RC

VJF RC will ensure that thermal conditioning services controlled completely by VJF RC will be performed as set forth in this document. VJF RC will apply its best efforts for all other services that require some performance by its contractors.

Provision of Standard Services

VJF RC will perform the following services

1.	Reserve flight opportunities and related resources aboard Progress and ISS RS to ensure TBU integration and utilization.

2.	Support the development of a thermal conditioning service interface control agreement (ICA) between SpaceHab Inc. (SHI) and VJF RC. The ICA will be a simplified bi-lateral interface definition document that will serve to define approved SPACEHAB requirements and clearly specify the interface between the GCF and the TBU.

3.	Develop the operational and technical documentation package (technical description, operational manual, and hardware passport) for the TBU Incubator in accordance with Russian standards. Provide other documentation as mutually agreed to by SHI and VCF RC. All TBU documentation provided to SHI should include the softcopy whenever possible.

4.	Develop flight crew procedures and conduct Russian ISS crew training on incubator operations, in-flight maintenance and repair.

5.	Ensure fabrication of the TBU Incubator using proven technologies and conduct a complete cycle of ground development and flight certification tests in accordance with the Russian standards and the Program Schedule.

6.	Ensure hardware safety certification by applicable Russian and multilateral ISS boards.

7.	Design, build and certify Flight Support Equipment (FSE) necessary for integration.

8.	Deliver the TBU and any associated FSE to Baikonur. Provide TBU pre-launch processing at Baikonur and Progress integration consistent with the targeted launch opportunity to the ISS RS in July-August 2004.

9.	Provide Incubator integration into the ISS RS and its utilization, including in flight maintenance, to support thermal conditioning of three GCF units.

10.	A guarantee that the thermal service requirements needed for the successful completion of GCF Missions #4, 5 and 6, even in the event that TBU is not delivered in time for the launch per the agreed to schedule or other unforeseen circumstances, will be met. VCF RC will provide an alternative capability for meeting these requirements aboard the ISS RS.

11.	Provide the option to continue use of the TBU Incubator beyond the three experiments covered by this contract.

12.	Provide for disposal of the TBU at the completion of on-orbit operations of the three experiments covered by this contract or the experiments under the option.

13.	Support Technical Interchange Meetings (TIMs) between RSC Energia, SHI and JAXA in accordance with the Program Schedule. These meetings, whose locations are TBD, include the acceptance testing review and flight readiness review.

14.	Support status reviews with SHI and generally support SHI in answering questions and addressing issues that may arise from JAXA. Status reviews will be held monthly unless rescheduled by mutual agreement between SHI and VCF RC.

15.	Submit written reports by email at least one day prior to the status review. Reports include implementation progress, technical issues, schedule changes and financial issues.

16.	Record TBU Incubator internal volume temperature daily during on-orbit operations. Provide temperature reports per ICA.

17.	Provide on-orbit photographs of the TBU and GCF containers at the start and end of each JAXA GCF mission. Further details regarding the photographs are per ICA.

Provision of Non-Standard Services

None Identified

3.	Deliverables

In support of the SOW provisions, VCF RC will deliver the following:

1)	Monthly status reports.

2)	TBU-to-GFC interface definition data required to complete the ICA.

3)	TBU temperature reports during on-orbit operations per ICA.

4)	In-flight photo documentation per ICA.

5)	Technical documentation for incubator integration and operations.

6)	Post mission report 30 days after completion of each JAXA mission.

2.0	Program Schedule

Note: The schedule provided below is for planning purposes only and will not be updated during contract execution. The actual project schedule will be documented and maintained in the ICA between VJF RC and SpaceHab Inc.

Program Milestone	Date
Authority to Proceed	Feb 3 2004

Technical Interchange Meeting / Acceptance Testing - Moscow	Apr 30 2004

Crew training Soyuz 8 Crew - Moscow	Mar-Apr 2004

Technical Interchange Meeting / Flight Readiness Review GCF #4 - Moscow	Jun 1 2004

Turnover of Incubator for Flight	Jun 15 2004

Ship Incubator to Baikonur	Jul 1 2004

Launch of Incubator on Progress	Jul 15 2004

Support GCF #4 on-orbit operations	Jul-Oct 2004

Post Flight Report for GCF #4	Dec 2004

Crew Training Expedition 10 Crew - Moscow	Sep 2004

Flight Readiness Review GCF #5 - teleconference	Dec 2004

Support GCF #5 on-orbit operations	Jan-Apr 2005

Crew Training Expedition 11 Crew - Moscow	Feb 2005

Post Flight Report for GCF #5	Jun 2005

Crew Training Expedition 12 Crew - Moscow	Jun 2005

Flight Readiness Review for GCF #6 - teleconference	Jul 2005

Support GCF #6 on-orbit operations	Aug-Oct 2005

Post Flight Report for GCF #6	Dec 2005

Reservation Agreement

For TBU and Associated Services

This Reservation Agreement is entered into by and between VJF Russian Consulting, LLC with offices at 5521 Grand Lake, Bellaire, TX 77401 (VJF) and SPACEHAB, Inc. Space Flight Services with offices located at 12130 Highway 3, Bldg. 1, Webster, TX 77598 (SHI).

1. Services

VJF desires to sell and SHI desires to purchase the on-orbit thermal conditioning service for JAXA GCF experiments #4, 5 and 6 (Service). VJF will provide the thermal conditioning service using the Thermal Biological Universal (TBU) Incubator aboard the Service Module (SM) of the International Space Station Russian Segment (ISS RS) to support three Granada Crystallization Facilities (GCF) designed to conduct protein crystallization experiments in microgravity and owned by the Japanese Aerospace Exploration Agency (JAXA).

2. Price

The price SHI shall pay VJF for the Service described in Section 1 above shall be $2,650,000 (Two Million, Six Hundred Fifty Thousand Dollars).

3. Deposit

To secure the price of $2,650,000 for the Service, SHI shall pay to VJF a deposit in the amount of $1,060,000 (One Million, Sixty Thousand Dollars). The deposit of $1,060,000 will be credited towards the total amount due to VJF under a contract to be executed between VJF and SHI for the Services. This deposit shall be made by January 6, 2004, and is non-refundable except in the case that VJF is unable to provide the Service.

4. Complete Agreement

This Agreement constitutes the complete agreement and understanding with respect to the subject matter hereof between the parties. It is anticipated that the contract and associated Statement of Work will be negotiated and executed by 31 January 2004. Such contract will supersede this Reservation Agreement.

VJF Russian Consulting, LCC		SPACEHAB, Inc.

By:	/s/ VLADIMIR FISHEL	By:	/s/ NELDA WILBANKS
Name:	Vladimir Fishel	Name:	Nelda Wilbanks
Title:	President	Title:	Director, Subcontracts

Dates:	20 December 2003	Dates:	20 December 2003